                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant To Section 14(A) Of The
                         Securities Exchange Act Of 1934

Filed by the Registrant    [X]
Filed by a party other than the Registrant    [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             AMKOR TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1)  Title of each class of securities to which transactions applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transactions applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:  N/A

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing party:

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     (4)  Date filed:

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

                                      LOGO

                             1345 ENTERPRISE DRIVE
                        WEST CHESTER, PENNSYLVANIA 19380

June 23, 1999
To our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Friday, July 9, 1999 at 10:30 a.m., at The Sheraton Inn Great Valley located at 707 Lancaster Pike (at the intersection of Route 202 and Route 30), Frazer, Pennsylvania 19355.

     The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.

     Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

     We look forward to seeing you at the annual meeting.

                                          Sincerely,

                                          /s/ James J. Kim

                                          James J. Kim
                                          Chairman of the Board and
                                          Chief Executive Officer

                             AMKOR TECHNOLOGY, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JULY 9, 1999


Dear Amkor Stockholder:

     On Friday, July 9, 1999, Amkor Technology, Inc., a Delaware corporation, will hold its 1999 Annual Meeting of Stockholders at The Sheraton Inn Great Valley, located at 707 Lancaster Pike (at the intersection of Route 202 and Route 30), Frazer, Pennsylvania 19355. The meeting will begin at 10:30 a.m.

     Only stockholders who held stock at the close of business on June 18, 1999 can vote at this meeting or any adjournments that may take place. At the meeting we will:

     1. Elect the Board of Directors.

     2. Approve the adoption of the Amkor's Executive Incentive Bonus Plan.

     3. Approve the appointment of our independent auditors for 1999.

     4. Attend to other business properly presented at the meeting.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE THREE
                  PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

     At the meeting we will also report on Amkor's business results and other matters of interest to stockholders of Amkor.

     The approximate date of mailing for this proxy statement and card is June 23, 1999.

                                          THE BOARD OF DIRECTORS
June 23, 1999
West Chester, Pennsylvania

                             YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             AMKOR TECHNOLOGY, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of Amkor Technology, Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held on Friday, July 9, 1999, at 10:30 a.m., and at any adjournment that may take place.

     The Annual Meeting will be held at The Sheraton Inn Great Valley Hotel, located at 707 Lancaster Pike (at the intersection of route 202 and Route 30), Frazer, Pennsylvania 19355. Our principal executive offices located at 1345 Enterprise Drive, West Chester, Pennsylvania 19380. Our telephone number is
(610) 431-9600.

     We mailed these proxy materials on or about June 23, 1999 to stockholders of record who held our common stock on June 18, 1999.

     The following is important information in a question-and-answer format regarding the Annual Meeting and this Proxy Statement.

     Q: WHAT MAY I VOTE ON?

     A: (1) The election of seven nominees to serve on our Board of Directors;
        (2) The approval of the adoption of our Executive Incentive Bonus Plan; AND
        (3) The approval of the appointment of Arthur Andersen LLP as our independent auditors for 1999.

     Q: HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     A: The Board recommends a vote FOR each of the nominees, FOR the adoption of our Executive Incentive Bonus Plan and FOR the appointment of Arthur Andersen LLP as independent auditors for 1999.

     Q: WHO IS ENTITLED TO VOTE?

     A: Stockholders as of the close of business on June 18, 1999 (the "Record
        Date") are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 118,259,129 shares of the Company's common stock were issued and outstanding, held by 423 holders of record (including shares held in "street name").

     Q: HOW DO I VOTE?

     A: You may vote in person at the Annual Meeting or by signing and dating each proxy card you receive and returning it in the prepaid envelope.

     Q: HOW CAN I CHANGE MY VOTE OR REVOKE MY PROXY?

     A: You have the right to revoke your proxy and change your vote at any time before the meeting by notifying the Company's Secretary, Frank J. Marcucci, or by returning a later-dated proxy card. You may also revoke your proxy and change your vote (i) by voting in person at the meeting or (ii) by mailing a written notice of revocation or subsequent proxy to the attention of the Company's Secretary.

     Q: WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     A: It means you hold shares registered in more than one account. Sign and return all proxies to ensure that all your shares are voted.

     Q: WHO WILL COUNT THE VOTE?

     A: Representatives of the Company's transfer agent, will count the votes and act as the inspector of elections. The Company believes that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

     Q: WHAT IS A "QUORUM"?

     A: A "quorum" is a majority of the outstanding shares. They may be present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action, to be validly taken. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum.

     Q: WHO CAN ATTEND THE ANNUAL MEETING?

     A: All stockholders as of the Record Date can attend. If your shares are held in the name of a broker or other nominee, please bring proof of share ownership with you to the Annual Meeting. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership.

     Q: HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     A: Although we do not know of any business to be considered at the 1999
        Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to James J. Kim, Amkor's Chief Executive Officer, and Frank J. Marcucci, Amkor's Chief Financial Officer, to vote on such matters at their discretion.

     Q: HOW AND WHEN MAY I SUBMIT PROPOSALS FOR THE 2000 ANNUAL MEETING?


     A: To have your proposal included in the Company's proxy statement for the 2000 Annual Meeting, you must submit your proposal in writing by March 10, 2000, to the Company's Secretary, c/o Amkor Technology, Inc., 1345 Enterprise Drive, West Chester, Pennsylvania 19380.



       If you submit a proposal for the 2000 Annual Meeting after March 10, 2000, the proxy for the 2000 Annual Meeting may confer upon management discretionary authority to vote on your proposal.


        You should also be aware of certain other requirements you must meet to have your proposal brought before the 2000 Annual Meeting, and these requirements are explained in Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                           PROPOSALS YOU MAY VOTE ON

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     The Company has nominated seven (7) candidates for election to the Board of Directors this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the seven nominees named below, each of whom is presently a director. Each nominee has consented to be named a nominee in this proxy statement and to continue to serve as a director if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees as possible (or, if new nominees have been designated by the Board, in such manner as to elect such nominees) and the specific nominees to be voted for will be determined by the proxy holders. All directors are elected annually and serve a one-year term until our next annual meeting. We expect that each nominee will be able to serve as a director.

REQUIRED VOTE

     Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

                YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE
               ELECTION OF EACH OF THE NOMINATED DIRECTORS BELOW.

NOMINEES FOR THE BOARD OF DIRECTORS

     The following table sets forth the names and the ages as of February 1, 1999 of our incumbent directors who are being nominated for re-election to the
Board:

                   NAME                     AGE                  POSITION
                   ----                     ---                  --------
James J. Kim..............................  63     Chief Executive Officer and Chairman
John N. Boruch............................  56     President and Director
Winston J. Churchill(1)...................  58     Director
Robert E. Denham(2).......................  53     Director
Thomas D. George(1).......................  58     Director
Gregory K. Hinckley(2)....................  52     Director
John B. Neff..............................  67     Director

---------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

JAMES J. KIM                                                 Director since 1997
Age 63

     James Kim has served as our Chief Executive Officer and Chairman since September 1997. Mr. Kim founded our predecessor in 1968 and served as its Chairman from 1970 to April 1988. He has also served as the Chairman of Anam group of companies and a director of ASI since 1992. Mr. Kim is a director of CFM Technologies, Inc. Mr. Kim is Chairman of The Electronics Boutique, Inc., an electronics retail chain.

JOHN N. BORUCH                                               Director since 1997
Age 56

     John Boruch has served as our President and a director since September 1997 and our Chief Operating Officer since February 1999. Mr. Boruch has served as President of Amkor Electronics, Inc., our predecessor, from February 1992 through April 1998. From 1991 to 1992, he served as our predecessor's Corporate Vice

President in charge of Sales. Mr. Boruch joined us in 1984. Mr. Boruch earned a B.A. in Economics from Cornell University.

WINSTON J. CHURCHILL                                         Director since 1998
Age 58

     Winston Churchill has been a director of our company since July 1998. Mr. Churchill is a managing general partner of SCP Private Equity Partners, L.P., a private equity fund sponsored by Safeguard Scientifics, Inc. He is also chairman of Churchill Investment Partners, Inc. and CIP Capital Management, Inc. From 1984 to 1989, Mr. Churchill was a general partner and a managing partner of a private investment firm. From 1967 to 1983, he practiced law at the Philadelphia law firm of Saul, Ewing, Remick & Saul where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and a member of the Executive Committee. Mr. Churchill is chairman of the board of Central Sprinkler Corporation and a member of the board of Griffin Land & Nurseries, Inc. From 1989 to 1993, he served as Chairman of the Finance Committee of the Pennsylvania Public School Employees' Retirement System. Mr. Churchill is also a member of the Executive Committee of the Council of Institutional Investors.

ROBERT E. DENHAM                                             Director since 1998
Age 53

     Robert Denham has been a director of our company since July 1998. He is a partner in the law firm of Munger, Tolles & Olson, LLP, having rejoined that firm in 1998 after serving as the Chairman and Chief Executive Officer of Salomon Inc., an investment bank, from June 1992 to December 1997. Mr. Denham joined Salomon Inc. in August 1991 as General Counsel of Salomon Inc. and its subsidiary, Salomon Brothers. Prior to joining Salomon Inc., Mr. Denham worked for twenty years at the law firm of Munger, Tolles & Olson, LLP. Mr. Denham is a director of U.S. Trust Corporation. Mr. Denham served as a U.S. Representative to the APEC Business Advisory Council, after being appointed to that position by President Clinton.

THOMAS D. GEORGE                                             Director since 1997
Age 58

     Thomas George has been a director of our company since November 1997. Mr. George was Executive Vice President, and President and General Manager, Semiconductor Products Sector ("SPS") of Motorola, Inc., from April 1993 to May 1997. Prior to that, he held several positions with Motorola, Inc., including Executive Vice President and Assistant General Manager, SPS, from November 1992 to April 1993 and Senior Vice President and Assistant General Manager, SPS, from July 1986 to November 1992. Mr. George is currently retired.

GREGORY K. HINCKLEY                                          Director since 1997
Age 52

     Gregory Hinckley has been a director of our company since November 1997. Mr. Hinckley has served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Mentor Graphics Corporation, a software company, since January 1997. From November 1995 until January 1997, he held the position of Senior Vice President with VLSI Technology, Inc., a manufacturer of complex integrated circuits. From August 1992 until December 1996, Mr. Hinckley held the position of Vice President, Finance and Chief Financial Officer with VLSI Technology, Inc. From December 1991 until August 1992, he was an independent consultant. Mr. Hinckley is also a director of OEC Medical Systems, Inc., a manufacturer of medical imaging equipment.

JOHN B. NEFF                                                 Director since 1999
Age 67

     John Neff has been a director of our company since January 1999. Mr. Neff was portfolio manager for Windsor Fund and Gemini II mutual fund from 1964 until his retirement in 1995. He was also Senior Vice

President and Managing Partner of Wellington Management, one of the largest investment management firms in the United States. From 1996 to 1998, Mr. Neff was a director with Chrysler Corporation. He is a trustee and member of the executive committee at the University of Pennsylvania and a trustee and chairman of the Investment Committee of Case Western Reserve University. He is also a member of the board of Governors of the Association for Investment Management and Research.

                             DIRECTOR COMPENSATION

     We do not compensate directors who are also employees or officers of our company for their services as directors. Non-employee directors, however, are eligible to receive: (1) an annual retainer of $15,000, (2) $1,000 per meeting of the Board of Directors that they attend, (3) $1,000 per meeting of a committee of the Board of Directors that they attend and (4) $500 per non-regularly scheduled telephonic meeting of the Board of Directors in which they participate. We also reimburse non-employee directors for travel and related expenses incurred by them in attending board and committee meetings.

     1998 DIRECTOR OPTION PLAN: Our Board of Directors adopted the 1998 Director Option Plan (the "Director Plan") in January 1998. Our stockholders subsequently approved the Director Plan in April 1998. The Director Plan became effective immediately prior to our initial public offering on April 30, 1998.

     Under the Director Plan, (1) each non-employee director who was a non-employee director on the date of our initial public offering received an initial grant of options to purchase 15,000 shares of our common stock, (2) each individual who became a non-employee director after our initial public offering received an initial grant of options to purchase 15,000 shares of our common stock on the date that he or she became a non-employee director and (3) each individual who becomes a non-employee director after April 30, 1998 will receive an initial grant of options to purchase 15,000 shares of our common stock on the date that he or she becomes a non-employee director. In addition to this initial grant, we will subsequently grant each non-employee director who has served on the Board of Directors for at least six months an option to purchase 5,000 shares of our common stock each time he or she is re-elected to serve as a director of our company by our stockholders. The option grants under the Director Plan are automatic and nondiscretionary.

     We reserved a total of 300,000 shares of our common stock for issuance under the Director Plan. The exercise price of the initial grant of 15,000 options to our non-employee directors who were serving as directors on the date of our initial public offering was 94% of the $11.00 price per share of the shares of our common stock sold in our initial public offering. The exercise price of each option under the Director Plan issued after our initial public offering was, and will continue to be, 100% of the fair market value of our common stock on the grant date. The term of each option issued under the Director Plan is ten years.

     Each option granted to a non-employee director vests as to 33 1/3% of the optioned stock one year after the date of grant and as to an additional 33 1/3% of the optioned stock on each anniversary of the date of grant, provided that the optionee continues to serve as a non-employee director. Therefore, three years after the grant of an option, a non-employee director may exercise 100% of the stock optioned under that option grant.

     If all or substantially all of our assets are sold to another entity or we merge with or into another corporation, that acquiring entity or corporation may either assume all outstanding options under the Director Plan or may substitute equivalent options. Following an assumption or substitutes, if the director is terminated other than upon a voluntary resignation, any assumed or substituted options will vest and become exercisable in full. If the acquiring entity does not either assume all of the outstanding options under the Director Plan or substitute an equivalent option, each option issued under the Director Plan will immediately vest and become exercisable in full. The Director Plan will terminate in January 2008 unless sooner terminated by the Board of Directors.

                         BOARD MEETINGS AND COMMITTEES

     The Company's Board meets approximately five times a year in regularly scheduled meetings, but will meet more often if necessary. The Board held five meetings and acted by unanimous written consent on 6 occasions during 1998 and all of the directors attended at least 75% of the Board meetings and Committee meetings of which they were members.

     The full Board considers all major decisions of the Company. However, the Board has established the following two standing committees, each of which is chaired by an outside director:

COMPENSATION COMMITTEE

     The Compensation Committee is presently comprised of Messrs. George and Churchill. The Compensation Committee: (1) reviews and approves annual salaries, bonuses, and grants of stock options pursuant to our 1998 Stock Plan and (2) reviews and approves the terms and conditions of all employee benefit plans or changes to these plans. During 1998, the Committee did not meet apart from regular meetings with the entire Board.

THE AUDIT COMMITTEE

     The Audit Committee is comprised of Messrs. Denham and Hinckley. The Audit
Committee: (1) recommends to the Board of Directors the annual appointment of our independent auditors, (2) discusses and reviews in advance the scope and the fees of the annual audit, (3) reviews the results of the audit without independent auditors, (4) reviews and approves non-audit services of the independent auditors, (5) reviews compliance with our existing major accounting and financial reporting policies, (6) reviews the adequacy of our financial organization and (7) reviews management's procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices. The Committee did not meet apart from regular meetings with the entire Board during 1998.

     The Board currently has no nominating committee or committee performing a similar function.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee, (the "Committee"), of the Company's Board of Directors currently consists of Mr. Winston Churchill (Chairman), and Mr. Thomas George. Both members were designated by the Board on November 10, 1998. No member of the committee during 1998 was an employee of the Company or any of its subsidiaries. Each member meets the definition of "non employee director" under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, and is an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code").

     The Committee has overall responsibility for the Company's executive compensation policies and practices. The Committee's functions include:

     - Determining the compensation of the Chief Executive Officer of the Company.

     - Reviewing and approving all other executive officers' compensation, including salary and payments under the executive bonus plan, in each case based in part upon the recommendation of the Chief Executive Officer of the Company.

     - Granting awards to executive officers under the Company's stock option incentive plans

     - Reviewing and making recommendations to the Board of Directors regarding compensation goals and guidelines for the Company's employees and criteria by which bonuses to the Company's employees are determined.

     - Administering the Company's 1998 Stock Plan, and the Employee Stock Purchase Plan.

  Compensation Philosophy

     The Company's compensation philosophy is to attract and retain top talent within the packaging and wafer fabrication industries through a multifaceted compensation approach. This includes aligning base pay with companies with whom the Company competes with for top talent. These companies are within both the semiconductor and printed circuit board manufacturing sectors. The Company's approach to total cash compensation is that it should vary with the performance of the Company in obtaining the financial and operational objectives of the Company. The Company has an incentive program for all employees which is proportional to company profitability. In addition, the Company has an executive bonus program that is based on annual operational performance.

  Salaries

     It is the Committee's objective to establish base salaries at levels that are comparable to those paid to executives with comparable qualifications, experience and responsibilities at other companies in the electronics industry, including semiconductor and printed circuit board companies. The Committee believes that it is necessary to attract and retain the leaders in the packaging industry, as the company competes with these companies for executive talent. At the end of the fiscal year, each executive officer is reviewed by Mr. Kim. The review of executive officers made in fiscal 1998 for performance related to their specific function within the organization and results achieved by them relative to key performance factors. The Committee reviewed independently these recommendations and approved, with any modifications that it deemed appropriate, the annual salary, including salary increases, for the executive officers. Industry, peer group and national survey results were also considered in making salary determinations to maintain parity of the company's pay practices within the electronics and wafer fabrication industries.

  Annual Incentive Compensation

     Each executive officer's performance, as well as their total cash compensation on a peer-market level was evaluated by the Committee to determine the appropriate cash bonus award. Additionally, industry standards regarding cash bonus as a percentage of total base pay were reviewed to ensure alignment within the industry.

  Executive Incentive Bonus Plan

     A new executive incentive plan was approved by the Compensation Committee for 1999 implementation. This Executive Incentive Bonus Plan (the "EIBP"), is a cash based incentive bonus program. The purpose of this plan is to align Executive Officer's as well as key employees performance with operational performance, EBITDA, and Revenue growth. The EOIP establishes performance targets for each of these three measures, and determines, by individual, the targeted bonus level for 1999 performance. Please see "Proposal Two" for more details related to the EIBP.

  Employee Profit Sharing Plan

     Most employees of the Company are eligible to participate in a cash bonus program which is proportional to corporate profitability. Annually, a percentage of Amkor Technology Inc.'s profit before taxes is allocated to the profit sharing pool. This allocation is distributed as a percentage of employees base pay, to eligible participants within the company.

  Long-Term Incentive Compensation

     Long-term incentive compensation currently consists solely of stock options. The Committee is responsible for the administration of the Company's stock option program. Option grants are made under the Stock Option Plan, as amended, at the fair market price on the date of grant and expire up to ten years after the date of the grant. The Committee believes that stock options are a competitive necessity in the electronics industry.

     As a general rule, the Committee believes that a certain portion of the compensation package for all Executive Officers should be based on long term incentives.

                       COMPENSATION COMMITTEE INTERLOCKS

     The Compensation Committee currently consists of Messrs. George and Churchill. No member of the Compensation Committee was an officer or employee of ours or any of our subsidiaries during fiscal 1998. None of our executive officers has served on the board of directors or on the compensation committee on any other entity, any of whose officers served either on our Board of Directors or on our Compensation Committee.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 1956, Mr. H. S. Kim founded Anam Semiconductor, Inc. ("ASI"). Mr. H. S. Kim currently serves as the honorary Chairman and a Representative Director of ASI. ASI is a member of the Anam Group, consisting principally of companies in Korea in the electronics industry. The family of Mr. H. S. Kim significantly influences the management of ASI and the other companies in the Anam Group.

     Mr. James Kim is the eldest son of Mr. H. S. Kim. He is also our founder and Chairman and Chief Executive Officer. Since January 1992, Mr. James Kim has also served as Chairman of the Anam Group and a director of ASI.

     Prior to our divestiture of our interest in ASI during 1998, we and the family of Mr. H. S. Kim collectively owned approximately 40.7% of the outstanding common stock of ASI. As of June 1, 1999, the family of Mr. H. S. Kim owned approximately 37% of the outstanding common stock of ASI.

     In May 1999, we purchased ASI's packaging and test facility in Kwangju, Korea, known as K4, for $575 million, plus the assumption of up to $7.0 million of employee benefit liabilities. In connection with the acquisition of K4, we entered into the following additional agreements with ASI: (i) a Transition Services Agreement, pursuant to which ASI will continue to provide many of the same services at K4 that it provided prior to the acquisition; and (ii) an Intellectual Property Agreement, pursuant to which ASI transferred certain patents to us and reissued certain other intellectual property rights to us under an exclusive, fully-paid, perpetual lease. We have licensed these patents and these other rights back to ASI on a non-exclusive basis.

     We have executed a letter with ASI committing to make the equity investment in installments of $41 million in each of 1999, 2000 and 2001 and $27 million in 2002. Our commitment to invest in ASI is subject to: (1) execution of a definitive stock purchase agreement, (2) concurrent conversion of debt by the creditor financial institutions, (3) ASI's involvement in a restructuring program resulting from an accord among Korean financial institutions ASI's involvement to assist in restructuring Korean businesses remaining in effect and
(4) the supply agreements between our company and ASI remaining in effect. We would purchase the ASI shares at W500 per share. Because our commitment is in U.S. dollars, the number of shares we would purchase will vary based on the exchange rate of Korean won to U.S. dollars.

     In November 1998, the Board of Directors approved the acquisition of Amkor/Anam Precision Machine Company, Inc. from ASI for $3.8 million. We believe that we will consummate this transaction in the first half of 1999.

     In June 1998, we purchased ASI's 40% interest in Amkor/Anam Pilipinas ("AAP") for approximately $34 million.

     On a monthly basis, we incur processing charges for packaging and test and wafer fabrication services performed for us by ASI. Historically, we paid ASI for these services on net 30-day terms. On July 21, 1998 we entered into a prepayment agreement with ASI related to packaging and test services. Under this agreement, we made a $50 million non-interest bearing advance to ASI. This advance represented approximately one month's processing charges for packaging and test services. We completely offset this advance against billings by ASI for packaging and test services provided in the fourth quarter of 1998.

     In connection with our wafer foundry agreement with Texas Instruments, our company and Texas Instruments agreed to revise certain payment and other terms contained in the Texas Instruments Manufacturing and Purchase Agreement. As part of the revision, Texas Instruments agreed to advance our company $20 million in June 1998 and another $20 million in December 1998. These advances represented prepayments of wafer foundry services to be provided in the fourth quarter of 1998 and first quarter of 1999, respectively. We recorded these amounts as accrued expenses. In turn, we advanced these funds to ASI as prepayments for foundry service charges. We completely offset the first $20 million advance to ASI against billings for wafer fabrication services performed for us by ASI in the fourth quarter of 1998 and intend to offset the second $20 million advance to ASI against billings for wafer fabrication services performed for us by ASI in the first quarter of 1999. The current portion due from an affiliate reflects the prepayment to ASI. Under the terms of the revision to the Texas Instruments Manufacturing and Purchase Agreement, we remain ultimately responsible for reimbursing Texas Instruments if ASI fails to comply with the terms of the agreement.

     To facilitate capacity expansion for new product lines, some of our customers advance us funds to purchase some equipment to fulfill their forecasts. In some cases, the customer has requested that the equipment be installed in ASI's factories. In these cases, we receive funds from the customer and advance the funds to ASI. In turn, ASI purchases the necessary equipment. We offset such advances to ASI, by reducing what we pay ASI for packaging and test services performed by ASI. We then reduce our obligations to the customer by reducing our selling price for packaging and test services delivered to the customer. We reflect these amounts in accrued expenses and in the current portion of due from affiliates. As of December 31, 1998, these amounts were approximately $2.6 million.

     We use Anam S&T Co, Ltd. ("AST"), an affiliate of ASI, as a key supplier of leadframes. Typically, we pay AST for these services on net 30-day terms. At the end of July 1998, we temporarily changed our payment policy from net 30-days, to paid-in advance. This change in payment policy created an advance to AST of approximately $5 million in July 1998. We reflected this amount in current portion of due from affiliates. As of December 31, 1998 this amount was approximately $3.5 million.

     In October 1998, we entered into the joint venture with ASI, Taiwan Semiconductor Manufacturing Corporation, Acer Inc., Scientek International Investment Co. Ltd., and Chinfon Semiconductor & Technology Company. We called the joint venture Taiwan Semiconductor Technology Corporation ("TSTC"). We purchased additional TSTC shares from ASI for $10 million during the fourth quarter of 1998. The $10 million represented ASI's investment as part of TSTC's initial round of financing in which we did not participate. ASI did not participate in TSTC's second round of financing, but we invested $10 million at that time.

     Mr. James Kim owns AK Investments, Inc. ("AK Investments"). In February 1998 we sold our investment in ASI common stock to AK Investments for $13.9 million. We determined the market value by using the closing price of ASI shares on the Korea Stock Exchange on the date of the sale. In exchange for such shares, AK Investments assumed $13.9 million of the our long-term borrowings from Anam USA, Inc. ("AUSA").

     In May 1999, AK Investments divested itself of 1,000,000 shares of ASI. After the divestiture, AK Investments holds 1,471,961 shares or 4.45% of ASI.

     In August 1997, AK Investments purchased certain securities held by our predecessor for $49.7 million by assuming from our predecessor certain non-current payables from AUSA. After the sale of investments to AK Investments, our predecessor loaned AK Investments an additional $12.8 million. AK Investments repaid this loan in full in March 1998.

     At December 31, 1996 and 1997 and 1998, affiliates other than ASI and AUSA owed us advances and notes receivable of $23.0 million, $36.5 million and $27.5 million, respectively.

     In 1996, Mr. James Kim sold his interest in Amkor Anam Test Services, Inc. to AEI for $910,350. This sale represented half of Amkor Anam Test Services, Inc.'s outstanding capital stock.

     In connection with a reorganization of our company and other predecessor companies in April 1998, Mr. James Kim and members of his family exchanged their interests in companies, which became part of our company in the reorganization, in return for shares of our common stock. Currently, Mr. James Kim and members of his family beneficially own approximately 65.6% of our outstanding common stock, and Mr. James Kim and other members of his family will continue to exercise significant control over our company.

     In connection with the reorganization in April 1998, we entered into tax indemnification agreements with Mr. and Mrs. James Kim and the Kim Family Trusts. Under these agreements, Mr. and Mrs. James Kim and the Kim Family Trusts will indemnify us for their proportionate share of any U.S. federal or state corporate income taxes attributable to the failure of Amkor Electronics, Inc. ("AEI") to qualify as an S Corporation for any period or in any jurisdiction for which S Corporation status was claimed through April 28, 1998. The tax indemnification agreements require us to indemnify Mr. and Mrs. James Kim and the Kim Family Trusts if they are required to pay additional taxes or other amounts attributable to taxable years on or before April 28, 1998 if AEI filed or files tax returns claiming status as an S Corporation.

     AEI has made various distributions to Mr. and Mrs. James Kim and the Kim Family Trusts. These distributions allowed Mr. and Mrs. James Kim and the Kim Family Trusts to pay their income taxes on their allocable portions of the income of AEI. Such distributions totaled approximately $13.0 million, $5.0 million and $33.1 million in 1996, 1997 and 1998, respectively. As a result of the termination of the S Corporation election and the finalization of the AEI tax returns, approximately $2.7 million of the 1998 distributions will be refunded to our company.

     In 1996, the Kim Family Trusts borrowed $5.3 million at market interest rates from our predecessor to purchase the real estate and develop the facilities that comprise our Chandler, Arizona facility. In 1997, the Kim Family Trusts, after making improvements, sold the real estate and facilities back to our predecessor for $5.7 million. The Kim Family Trusts then used the proceeds from the sale to repay the original loan from our predecessor.

     Members of the Kim family own all of the outstanding shares of Forte Systems, Inc. ("Forte"). Our company and Forte entered into a loan agreement under which Forte borrowed funds at market interest rates from us, subject to our consent. Since the beginning of the 1996 fiscal year, the maximum amount outstanding under this loan agreement was $3.8 million. In 1998, Forte repaid in full all amounts due under this agreement.

     Members of the Kim family are the majority shareholders of The Electronics Boutique, Inc. ("Electronics Boutique"). Our company and Electronics Boutique entered into a loan agreement under which Electronics Boutique borrows funds at market rates from us, subject to our consent. Since the beginning of the 1996 fiscal year, Electronics Boutique borrowed up to $3.0 million from us under this loan agreement in the ordinary course of action. As of December 31, 1998, no outstanding balance under this loan agreement existed. In addition, in 1996, Electronics Boutique borrowed $50 million from our predecessor in connection with a contemplated acquisition. However, Electronics Boutique abandoned this acquisition and repaid the $50 million to our predecessor within eleven working days of the date Electronics Boutique borrowed the funds. Finally, we guaranteed certain vendor obligations and a line of credit of Electronics Boutique. During the third quarter of 1998, we were released from our obligations under these guarantees.

     In addition, in each of the last three years, we paid various Electronics Boutique expenses on behalf of Electronics Boutique, and Electronics Boutique paid many of our expenses on our behalf. These expenses include insurance premiums, employee medical claims, interest, rent and other miscellaneous expenses. In 1996, 1997 and 1998, we made net advancements on behalf of Electronics Boutique of $338,000, $454,000 and $33,000, respectively. In 1997, Electronics Boutique repaid us $2.4 million of current and prior year's advancements.

     In addition, we also unconditionally guaranteed obligations of EB Canada, a subsidiary of Electronics Boutique, under a $4 million term loan agreement and a $1 million line of credit. During the third quarter of 1998, we were released from our obligations under these guarantees.

     We lease office space in West Chester, Pennsylvania from the Kim Family Trusts. The lease expires in 2006. We have the option to extend the lease for an additional 10 years. The monthly rent under the lease is $94,000. We also sub-lease a portion of this office space to Forte. Forte pays us a monthly rent of $43,000.

     We maintain split-value life insurance policies on the joint lives of James
J. Kim and Agnes C. Kim for the benefit of the Trust of James J. Kim dated September 30, 1992 (the "1992 Trust"). We pay approximately $700,000 in annual premiums for these policies. We will receive in death benefits an amount equal to the lesser of the total net premiums paid in cash by us or the net cash surrender value of the policy as of the date of death of James J. Kim and Agnes
C. Kim.

     Mr. James Kim and our company were parties to a loan agreement that terminated in 1998, pursuant to which Mr. James Kim borrowed funds from the company, subject to our consent. In connection with these borrowed funds, Mr. James Kim recognized compensation in 1996, 1997 and 1998 in the amount of $101,716, $3,000 and $0, respectively from imputed interest for loans under this agreement. Since the beginning of the 1996 fiscal year, the maximum amount outstanding under this loan agreement was $6.5 million. Mr. James Kim repaid in full all amounts due prior to our initial public offering consummated in 1998.

     Mr. James Kim executed certain guarantees to lenders in connection with certain debt instruments of our subsidiaries that remain outstanding. The total contingent liability under such guarantees as of December 31, 1998 was approximately $28 million.

     The Board of Directors appointed Mr. Robert Denham to our company's Board of Directors in July 1998. Until December 1997, Mr. Denham served as the Chairman of Salomon Inc., one of the predecessors of Salomon Smith Barney, Inc., one of the underwriters for our initial public offering and one of the initial purchasers of Senior Notes and Senior Subordinated Notes we issued in connection with our acquisition of K4.

     In January 1998, we loaned $120,000 to Mr. Boruch. This loan bears interest at 7% per year and is repayable in five equal annual installments.

     We entered into indemnification agreements with our officers and directors. These agreements contain provisions which may require us, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature). We also agreed to advance them any expenses for proceedings against them that we agreed to indemnify them from.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Amkor with copies of all forms that they file pursuant to Section 16(a). Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no other reports were required for such persons, Amkor believes that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with in a timely fashion.

                             DIRECTORS AND OFFICERS

     JAMES J. KIM. For a brief biography on Mr. Kim, please see "Proposal One -- Election of Directors-Nominees for the Board of Directors."

     JOHN N. BORUCH. For a brief biography on Mr. Boruch, please see "Proposal One -- Election of Directors -- Nominees for the Board of Directors."

     FRANK J. MARCUCCI. Frank Marcucci, 63, has served as our Chief Financial Officer since September 1997 and as Executive Vice President since February 1999. Mr. Marcucci served as the Chief Financial Officer of our predecessor from 1980 through April 1998. Mr. Marcucci is a certified public accountant. Mr. Marcucci earned a B.S. in Business Administration from Duquesne University and an M.B.A. from the University of Pittsburgh.

     ERIC R. LARSON. Eric Larson, 43, served as Vice President of our wafer fabrication business from September 1997 to February 1998 and has served as Executive Vice President, Wafer Fab since February 1999. Mr. Larson served as President of the wafer fabrication division of our predecessor from December 1996 to April 1998. From 1979 to 1996, he worked for Hewlett-Packard Company in various management capacities, most recently as Worldwide Marketing Manager for disk products. In addition, Mr. Larson was the worldwide Manager for Sales and Marketing of the IC (integrated circuit) Business Division of Hewlett-Packard Company from July 1985 to May 1993. Mr. Larson earned a B.A. in Political Science from Colorado State University and an M.B.A. from the University of Denver.

     MICHAEL D. O'BRIEN. Michael O'Brien, 66, served as our Vice President of Packaging and Testing Operations from September 1997 to February 1999 and has served as Executive Vice President, Operations since February 1999. Mr. O'Brien served as Corporate Vice President of our predecessor from 1990 through April 1998. Mr. O'Brien joined our predecessor in 1988. Mr. O'Brien earned a B.S. in Engineering from Texas A&M University.

     WINSTON J. CHURCHILL. For a brief biography on Mr. Churchill, please see "Proposal One -- Election of Directors -- Nominees for the Board of Directors."

     ROBERT E. DENHAM. For a brief biography on Mr. Denham, please see "Proposal One -- Election of Directors -- Nominees for the Board of Directors."

     THOMAS D. GEORGE. For a brief biography on Mr. George, please see "Proposal One -- Election of Directors -- Nominees for the Board of Directors."

     GREGORY K. HINCKLEY. For a brief biography on Mr. Hinckley, please see "Proposal One -- Election of Directors -- Nominees for the Board of Directors."

     JOHN B. NEFF. For a brief biography on Mr. Neff, please see "Proposal One -- Election of Directors -- Nominees for the Board of Directors."

                             EXECUTIVE COMPENSATION

     Summary Compensation. The following table sets forth compensation earned during 1998 and 1997 by our Chief Executive Officer and the four other most highly-compensated executive officers whose total salary and bonus during such years exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL
                                                             COMPENSATION(1)
                                                           --------------------      ALL OTHER
                      NAME                         YEAR     SALARY     BONUS(2)   COMPENSATION(3)
                      ----                         ----    --------    --------   ---------------
James J. Kim.....................................  1998    $779,000    $500,000      $ 12,000(4)
  Chief Executive Officer and Chairman             1997    $500,000    $500,000      $ 15,195(5)
John N. Boruch...................................  1998    $500,000    $446,200      $170,000(6)
  Chief Operating Officer and President            1997    $400,000    $413,800      $ 18,000(7)
Frank J. Marcucci................................  1998    $265,400    $291,840      $ 12,000(8)
  Executive Vice President and Chief Financial
  Officer                                          1997    $245,000    $273,765      $251,000(9)
Eric R. Larson...................................  1998    $250,300    $148,000      $  6,000
  Executive Vice President, Wafer Fab              1997    $220,000    $100,000            --
Michael D. O'Brien...............................  1998    $259,400    $173,285      $  6,000
  Executive Vice President, Operations             1997    $240,000    $173,280      $  6,000

---------------
 (1) At the time of our initial public offering on April 30, 1998, Messrs. Boruch, Marcucci, Larson and O'Brien received option grants of 400,000 shares, 110,000 shares, 90,000 shares and 90,000 shares, respectively, of common stock under our 1998 Stock Plan, in each case with an exercise price per share equal to $11.00 per share, the initial public offering price per share. On November 9, 1998, under the 1998 Stock Plan, Messrs. Boruch and Marcucci received a subsequent option grant of 47,735 shares of our common stock, and Mr. O'Brien received a subsequent option grant of 29,028 shares of our common stock.

 (2) Bonus amounts includes amounts earned in the year indicated but that were approved by our Board of Directors and paid in the following year.

 (3) All other compensation includes amounts paid to each executive's 401(k) plan.

 (4) All other compensation for Mr. Kim in 1998 includes a $6,000 premium paid by us for a term life insurance policy, of which Mr. Kim's children are the beneficiaries.

 (5) All other compensation for Mr. Kim in 1997 includes an aggregate of $3,195 in inputed loan interest and a $6,000 premium paid by us for a term life insurance policy, of which Mr. Kim's children are the beneficiaries.

 (6) All other compensation for Mr. Boruch in 1998 includes: (1) an aggregate of $160,000 for a life insurance premium paid by us together with a bonus paid to Mr. Boruch to cover the income taxes owned by him as a result of the payment of this insurance premium and (2) a $4,000 premium paid by us for a term life insurance policy, of which Mr. Boruch's daughters are the beneficiaries.

 (7) All other compensation for Mr. Boruch in 1997 includes: (1) a $4,000 premium paid by us for a term life insurance policy, of which Mr. Boruch's daughters are the beneficiaries and (2) $8,000 as inputed loan interest.

 (8) All other compensation for Mr. Marcucci in 1998 includes a $6,000 premium paid by us for a term life insurance policy, of which Mr. Marcucci's wife is the beneficiary.

 (9) All other compensation for Mr. Marcucci in 1997 includes: (1) an aggregate of $239,000 paid by us for a life insurance premium and a bonus to cover the income taxes owed by Mr. Marcucci as a result of the payment of this insurance premium and (2) a $6,000 premium paid by us for a term life insurance policy, of which Mr. Marcucci's wife is the beneficiary.

                          OPTION GRANTS IN FISCAL 1998

     The following table provides information concerning each grant of options to purchase our common stock made during 1998 to the Named Executive Officers.

                                               INDIVIDUAL GRANTS                    POTENTIAL REALIZABLE VALUE
                               --------------------------------------------------     MINUS EXERCISE PRICE AT
                               NUMBER OF     % OF TOTAL    EXERCISE                   ASSUMED ANNUAL RATES OF
                               SECURITIES     OPTIONS        PRICE                   STOCK PRICE APPRECIATION
                               UNDERLYING    GRANTED TO    PER SHARE                    FOR OPTION TERM(A)
                                OPTIONS     EMPLOYEES IN    ($/SH)     EXPIRATION   ---------------------------
            NAME               GRANTED(#)   FISCAL YEAR       (B)         DATE           5%            10%
            ----               ----------   ------------   ---------   ----------   ------------   ------------
James J. Kim.................        --           --            --            --             --             --
  Chief Executive Officer and
  Chairman
John N. Boruch...............   400,000         10.6%       $11.00       4/30/08     $2,767,136     $7,012,467
  Chief Operating Officer and    47,735          1.3%         5.66      11/09/08        169,915        430,598
  President
Frank J. Marcucci............   110,000          3.0%        11.00       4/30/08        760,963      1,928,428
  Executive Vice President
  and                            47,735          1.3%         5.66      11/09/08        169,915        430,598
  Chief Financial Officer
Eric R. Larson...............    90,000          2.4%        11.00       4/30/08        622,606      1,577,805
  Executive Vice President,
  Wafer Fab
Michael D. O'Brien...........    90,000          2.4%        11.00       4/30/08        622,606      1,577,805
  Executive Vice President,      29,028          0.8%         5.66      11/09/08        103,326        261,849
  Operations

---------------
(a) Potential realizable value is based on the assumption that: (1) our common stock will appreciate at the compound annual rate shown from the date of grant until the expiration of the 10-year option term and (2) that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. We assume stock appreciation of 5% and 10% pursuant to rules promulgated by the Securities and Exchange Commission, and these percentages do not reflect our estimate of future stock price growth.

(b) All options shown granted in fiscal 1998 become exercisable as to 25% of the share subject to the option exercisable starting one year after the date of grant and an additional 1/48 of such shares subject to the option becoming exercisable each month thereafter. Under our 1998 Stock Plan, the Board of Directors or a committee appointed by the Board of Directors has the power to reduce the exercise price of any option to the then current fair market price if the fair market value of the common stock covered by such option shall have declined since the date of the option was granted.

     OPTION EXERCISES. During 1998, none of the named executive officers exercised any of their stock options. The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the named executive officers as of December 31, 1998. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of our common stock.

                             YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES             DOLLAR VALUE OF
                                                     UNDERLYING UNEXERCISED              UNEXERCISED
                                                           OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                        DECEMBER 31, 1998           DECEMBER 31, 1998(A)
                                                   ---------------------------   ---------------------------
                      NAME                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                      ----                         -----------   -------------   -----------   -------------
James J. Kim.....................................      --                --          $--         $     --
  Chief Executive Officer and Chairman
John N. Boruch...................................      --           447,735           --          245,978
  Chief Operating Officer and President
Frank J. Marcucci................................      --           157,735           --          245,978
  Executive Vice President and Chief Financial
  Officer
Eric R. Larson...................................      --            90,000           --               --
  Executive Vice President, Wafer Fab
Michael D. O'Brien...............................      --           119,028           --          149,581
  Executive Vice President, Operations

---------------
(a) The value of unexercised options equals (i) $10.813, the value of our common stock as of December 31, 1998 as reported by the Nasdaq Stock Market, minus
    (ii) the exercise price of such option.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of June 1, 1999 by:

     - each person or entity who is known by us to own beneficially 5% or more of our outstanding common stock;

     - each of our directors;

     - each of the Named Executive Officers; and

     - all of our directors and executive officers.

                                                              BENEFICIAL OWNERSHIP(A)
                                                              -----------------------
                      NAME AND ADDRESS                          NUMBER       PERCENT
                      ----------------                          ------       -------
James J. and Agnes C. Kim(b)(c).............................  32,275,000       27.3%
  1345 Enterprise Drive
  West Chester, PA 19380
David D. Kim Trust of December 31, 1987(c)(d)...............  13,750,001       11.6
  1500 E. Lancaster Avenue
  Paoli, PA 19301
John T. Kim Trust of December 31, 1987(c)(d)................  13,750,001       11.6
  1500 E. Lancaster Avenue
  Paoli, PA 19301
Susan Y. Kim Trust of December 31, 1987(c)(d)(e)............  13,750,001       11.6
  1500 E. Lancaster Avenue
  Paoli, PA 19301
J. & W. Seligman & Co. Incorporated(f)......................   9,662,800        8.2
  100 Park Avenue
  New York, New York 10017
Winston J. Churchill(g).....................................      15,000          *
Robert E. Denham(g).........................................      10,000          *
Thomas D. George(g).........................................      15,000          *
Gregory K. Hinckley(g)......................................       6,000          *
John B. Neff................................................      70,000          *
John N. Boruch(h)...........................................      137342          *
Eric R. Larson(i)...........................................      37,940          *
Frank J. Marcucci(j)........................................      37,375          *
Michael D. O'Brien(k).......................................      61,125          *
All directors and executive officers as a group (10
  persons)(l)...............................................  32,626,842       27.5

---------------
 *   Represents less than 1%

(a) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will be exercisable on or before July 31, 1999, are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b) James J. and Agnes C. Kim are husband and wife. Accordingly, each beneficially owns shares of our common stock held in the name of the other.

(c) David D. Kim, John T. Kim and Susan Y. Kim are children of James J. and Agnes C. Kim. Each of the David D. Kim Trust of December 31, 1987, John T. Kim Trust of December 31, 1987 and Susan Y. Kim

     Trust of December 31, 1987 has in common Susan Y. Kim and John F.A. Earley as co-trustees, in addition to a third trustee (John T. Kim in the case of the Susan Y. Kim Trust and the John T. Kim Trust, and David D. Kim in the case of the David D. Kim Trust) (the trustees of each trust may be deemed to be the beneficial owners of the shares held by such trust). In addition, the trust agreement for each of these trusts encourages the trustees of the trusts to vote the shares of common stock held by them, in their discretion, in concert with James Kim's family. Accordingly, the trusts, together with their respective trustees and James J. and Agnes C. Kim, may be considered a "group" under Section 13(d) of the Exchange Act. This group may be deemed to have beneficial ownership of 73,525,000 shares of 62.4% of the outstanding shares of our common stock.

(d) These three trusts together with the trusts described in note (5) below comprise the Kim Family Trusts.

(e) Includes 8,200,000 shares held by the Trust of Susan Y. Kim dated April 16, 1998 established for the benefit of Susan Y. Kim's two children.

(f) J. & W. Seligman & Co. Incorporated ("JWS") reported in a Schedule 13G filed with the Commission on February 9, 1999 that it beneficially owned these shares as of December 31, 1998. JWS also reported that William C. Morris, as the owner of a majority of the outstanding voting securities of JWS, may be deemed to beneficially own the shares beneficially owned by JWS. JWS is the investment adviser for Seligman Communications and Information Fund, Inc. (the "Fund"). Of the 9,662,800 shares that JWS beneficially owns, the Fund beneficially owns 8,170,000 shares.

(g) Includes 5,000 shares issuable upon the exercise of stock options that are exercisable on or before July 31, 1999.

(h) Includes 125,000 shares issuable upon the exercise of stock options that are exercisable on or before July 31, 1999.

(i) Includes 28,125 shares issuable upon the exercise of stock options that are exercisable on or before July 31, 1999.

(j) Includes 34,375 shares issuable upon the exercise of stock options that are exercisable on or before July 31, 1999.

(k) Includes 28,125 shares issuable upon the exercise of stock options that are exercisable on or before July 31, 1999 and 33,000 shares held jointly with Mr. O'Brien's wife.

(l) Includes 235,625 shares issuable upon the exercise of stock options that are exercisable on or before July 31, 1999.

                                  PROPOSAL TWO

         APPROVAL OF THE ADOPTION OF THE EXECUTIVE INCENTIVE BONUS PLAN

     On March 3, 1999, the Compensation Committee unanimously approved the adoption of the Executive Incentive Bonus Plan, and the Board directed that the Executive Incentive Bonus Plan be submitted to the stockholders at the 1999 Annual Meeting.

     The purpose of the Executive Incentive Bonus Plan is to promote Amkor's interests by attracting, motivating and retaining key executives. Designated employees, under the Executive Incentive Bonus Plan, may receive cash bonuses in order to motivate them to help achieve our financial, customer service and employee satisfaction objectives and to reward them when we achieve such objectives.

REQUIRED VOTE

     Approval of the adoption of the Executive Incentive Bonus Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

   YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADOPTION
                     OF THE EXECUTIVE INCENTIVE BONUS PLAN.

DESCRIPTION OF THE EXECUTIVE INCENTIVE BONUS PLAN

     HISTORY. The Compensation Committee approved the adoption of the Executive Incentive Bonus Plan at a meeting held on March 3, 1999.

     PURPOSE. The purpose of the Executive Incentive Bonus Plan is to promote Amkor's interests by attracting, motivating and retaining key executives. Designated employees, under the Executive Incentive Bonus Plan, may receive cash bonuses in order to motivate them to help achieve our financial, customer service and employee satisfaction objectives and to reward them when we achieve such objectives. Under section 162(m) of the Internal Revenue Code ("Section 162(m)"), the federal income tax deductibility of compensation paid to Amkor's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. Amkor can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The Executive Bonus Incentive Plan is intended to permit Amkor to pay incentive compensation which qualifies as performance-based compensation, thereby permitting Amkor to receive a federal income tax deduction for the payment of such incentive compensation.

     ADMINISTRATION. The Executive Incentive Bonus Plan will be administered by the Compensation Committee consisting of no fewer than two members of the Board of Directors, all of whom qualify as "outside directors" within the meaning of
Section 162(m).

     ELIGIBILITY. Participants in the Executive Incentive Bonus Plan are chosen solely at the discretion of the Compensation Committee and includes any employee of ours or our subsidiary, determined by the Compensation Committee to have a direct and measurable impact on the attainment of our annual performance goals or those of one of our business units.

     DETERMINATION AND ALLOCATION OF AWARDS. Under the Executive Incentive Bonus Plan, participants will be eligible to receive awards based on the achievement of pre-established annual performance goals established by our Chief Executive Officer and approved by the Compensation Committee. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Committee will specify performance goals from the following list (as defined in the Plan):
(1) revenue, (2) cash flow, (3) earnings per share, (4) EBIDTA, (5) total shareholder return, (6) return on capital or invested capital, (7) return on assets or net assets, (8) income or net income, (9) operating income or net operating income, (10) operating profit or net operating profit, (11) operating margin, (12) market share, (13) customer satisfaction, (14) employee satisfaction or (15) individual performance objectives.

     After the end of the plan year, the Committee will determine the extent to which the performance goals applicable to each participant were achieved or exceeded. However, the Committee retains discretion to eliminate or reduce the award payable to any participant below that which otherwise would be payable. The Committee does not have discretion to increase awards under the Plan.

     PAYMENT OF AWARDS. All awards will be paid in cash as soon as administratively possible following the close of the applicable plan year and annual audit unless a participant elects to defer receipt of an award payment. Such election must be made no later than December 31 of the year preceding the year in which an award is earned. The election must be in writing, specify the amount of deferral (either in dollars or as a percent of the total award), and indicate the period of deferral (a minimum of two years is required). Once an election is made it is irrevocable. All deferred monies are held by Amkor and subject to our general creditors in the event of bankruptcy. The Compensation Committee may establish a level of interest to be paid on deferred funds at the beginning of each plan year.

     ESTIMATE OF BENEFITS. The amounts that will be paid pursuant to the Executive Incentive Bonus Plan are not currently determinable given that payments under the plan are determined by comparing actual performance to the performance goals established by the Committee. The maximum incentive payment during a plan year for any participant in the Executive Incentive Bonus Plan will not exceed $2 million.

     The following table shows the hypothetical bonus compensation payable to the following persons and groups under the Executive Incentive Bonus Plan if the plan had been in effect for fiscal 1998 (based on the performance criteria set for fiscal 1999).

                     NAME AND POSITION                        CASH VALUE($)
                     -----------------                        -------------
James J. Kim................................................      500,000
  Chief Executive Officer and Chairman
John N. Boruch..............................................      400,000
  Chief Operating Officer and President
Frank J. Marcucci...........................................      250,000
  Executive Vice President and Chief Financial Officer
Eric R. Larson..............................................      125,000
  Executive Vice President, Wafer Fab
Michael D. O'Brien..........................................      150,000
  Executive Vice President, Operations
All executive officers, as a group..........................    1,425,000
All employees who are not current executive officers, as a      2,075,000
  group.....................................................

     AMENDMENT, SUSPENSION OR TERMINATION OF PLAN. The Board of Directors may amend, suspend, or terminate the Executive Incentive Bonus Plan at any time. Such amendment, suspension, or termination will not adversely alter or affect any right or obligation to any award made before this action. The Board of Directors will determine the effect on any awards that may be affected by such event and make adjustments and/or payments as it, in it sole discretion, determines appropriate.

     TERMINATION OF EMPLOYMENT. In the event of a participant's death, disability, or retirement (defined as a minimum age of 62 and five years of employment with us) during a plan year, payment of the Award earned will be prorated unless otherwise determined by the Committee. Such Awards will then be paid to the participant, the participant's estate, or legal representative as determined by the Compensation Committee.

     In the event of a participant's death, disability, or retirement after the end of a plan year but before payment of an award to which the participant is entitled, such award will be paid to the participant, the participant's estate, or legal representative.

     In the event of termination of employment of a participant, voluntarily or by Amkor, with or without cause, for reasons other than those specified above at any time before December 31, the participant will forfeit all rights to any Award. Termination after December 31, but, before payment will not affect the award payment.

                                 PROPOSAL THREE

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Audit Committee has recommended, and the Board has approved, the appointment of Arthur Andersen LLP ("Arthur Andersen") as our independent auditors for fiscal 1999 subject to your approval. Arthur Andersen has served as our independent auditors since 1997. The Board of Directors expects that representatives of Arthur Andersen will attend the Annual Meeting to answer appropriate questions.

     Audit services provided by Arthur Andersen during fiscal 1998 included an audit of the Company's consolidated financial statements, a review of the Company's Annual Report and reviews of certain other filings with the Securities and Exchange Commission and certain other governmental agencies. In addition, Arthur Andersen provided various non-audit services to the Company during 1998.

REQUIRED VOTE

     The ratification of the selection of Arthur Andersen LLP requires the affirmative vote of the holders of the majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

  YOUR BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF APPOINTMENT OF
             ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS FOR 1999.

                            STOCK PERFORMANCE GRAPH
                 COMPARISON OF 8 MONTH CUMULATIVE TOTAL RETURN

     The following performance graph compares the monthly cumulative total stockholder return on Amkor common stock with the Standard & Poor's 500 Stock Index and the Hambrecht & Quist Semiconductors Index from (using Amkor's initial public offering price of $11.00) May 1, 1998 through market close on December 31, 1998. The graph is based on the assumption that $100 was invested in each of Amkor common stock, the Standard & Poor's 500 Stock Index and the Hambrecht & Quist Semiconductors Index on May 1, 1998.

     The stock price performance graph depicted below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934. The stock price performance on the graph is not necessarily an indicator of future price performance.

                                                                                                            HAMBRECHT & QUIST
                                                 AMKOR TECHNOLOGY, INC.             S & P 500                SEMICONDUCTORS
                                                 ----------------------             ---------               -----------------
'5/1/98'                                                 100.00                      100.00                      100.00
'5/98'                                                    94.32                       97.31                       81.99
'6/98'                                                    84.94                      101.26                       78.80
'7/98'                                                    67.33                      100.18                       81.26
'8/98'                                                    42.05                       85.70                       62.11
'9/98'                                                    44.32                       91.19                       68.70
'10/98'                                                   44.32                       98.60                       86.01
'11/98'                                                   57.39                      104.58                       97.80
'12/98'                                                   98.30                      110.61                      112.29

    * $100 INVESTED ON 8/1/98 IN STOCK OR INDEX --
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING DECEMBER 31.

[X] Please mark your votes                                                   3060
    as in this example

         IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE
      MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE,
              THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

------------------------------------------------------------------------------------------------------
                  AMKOR'S BOARD OF DIRECTORS RECOMMENDS A VOTE
               FOR ELECTION OF DIRECTORS AND  PROPOSALS 2 AND 3.
------------------------------------------------------------------------------------------------------

                     FOR    WITHHELD                                         FOR    AGAINST    ABSTAIN
1. Election of       [ ]      [ ]          2. Approval of Executive          [ ]      [ ]        [ ]
   Directors.                                 Incentive Bonus Plan
   (see reverse)
                                           3. Ratification of appointment    [ ]      [ ]        [ ]
                                              of Independent Auditors.

   For, except vote withheld from the following nominee(s):

   --------------------------------------------------------





                                       Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                       ---------------------------------------------------------------

                                       ---------------------------------------------------------------
                                        SIGNATURE(S)                                    DATE


                              FOLD AND DETACH HERE


                            [AMKOR TECHNOLOGY LOGO]
                             1345 Enterprise Drive
                        West Chester, Pennsylvania 19380

June 23, 1999
To our Stockholders:


     You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Friday, July 9, 1999 at 10:30 a.m., at The Sheraton Inn Great Valley located at 707 Lancaster Pike (at the intersection of Route 202 and Route 30), Frazer, Pennsylvania 19355.

     The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     We also encourage you to read the Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.

     Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

     We look forward to seeing you at the annual meeting.

                                   Sincerely,

                                   /s/ James J. Kim
                                   ---------------------------------------
                                   James J. Kim
                                   Chairman of the Board and
                                   Chief Executive Officer

PROXY

                             Amkor Technology, Inc.
                             1345 Enterprise Drive
                        West Chester, Pennsylvania 19380

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              FOR THE ANNUAL MEETING OF STOCKHOLDERS, JULY 9, 1999

The undersigned hereby appoints James J. Kim and Frank J. Marcucci the proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on July 9, 1999, and at any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the Meeting.

     1.   Election of Directors, Nominees:

               James J. Kim, John N. Boruch, Winston J. Churchill, Robert E. Denham, Thomas D. George, Gregory K. Hinckley, John B. Neff

     2.   Approval of the adoption of Amkor's Executive Incentive Bonus Plan.

     3.   Ratification of appointment of independent auditors.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. ON MATTERS ON WHICH YOU DO NOT SPECIFY A CHOICE, YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF AMKOR'S BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


                                                                     SEE REVERSE
                                                                        SIDE

--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE



                                  [AMKOR LOGO]